Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-123103) on Form S-8 of our report dated June 12, 2014, appearing in the annual report on Form 11-K of the Meritor, Inc. Hourly Employees Savings Plan (formerly known as ArvinMeritor, Inc. Hourly Employees Savings Plan) at December 31, 2013 and 2012 and for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC
Clinton Township, Michigan
June 12, 2014